UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 3, 2013

DORAL FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Puerto Rico	001-31579	66-0312162
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: 787-474-6700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on October 3, 2013, the Board of Directors of Doral Financial Corporation (the “Company”) appointed Mr. David Hooston as the Chief Financial Officer of the Company after obtaining the required regulatory approvals. Mr. Hooston, who is 57 years of age, is also an Executive Vice President of the Company.

As previously reported by the Company under Item 5 (Other Information) of Part II of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, the Board of Directors of the Company had selected Mr. Hooston to serve as Chief Financial Officer of the Company, but the appointment was still subject to regulatory approvals. Pending the receipt of the required regulatory approvals, Mr. Hooston commenced on July 1, 2013 as an employee of the Company in its Finance Division and Mr. Penko Ivanov continued to serve as the Company’s Interim Chief Financial Officer.

Prior to becoming an employee of the Company, Mr. Hooston served as Managing Partner of Granite Bay Partners, LLC during 2013 and from 2007 to 2009. Granite Bay Partners is a financial institution consulting and private equity firm that invests in banking institutions and financial services businesses in the Western United States. From 2009 to 2012, Mr. Hooston served as Chief Financial Officer of HomeStreet, Inc. (NASDAQ: HMST) a diversified financial services company headquartered in Seattle, Washington. From 1995 to 2007, he served in various positions in Placer Sierra Bancshares (a California-based bank holding company), including Chief Financial Officer and President and Chief Operating Officer. Mr. Hooston obtained a BA in Business Economics from University of California-Santa Barbara and is a Certified Public Accountant.

There are no related party transactions between the Company and Mr. Hooston. There were no arrangements or understandings between Mr. Hooston and any other person pursuant to which he was appointed as Executive Vice President and Chief Financial Officer of the Company. Mr. Hooston is not related to any director or executive officer of the Company by blood, marriage or adoption. Mr. Hooston has not entered into an employment contract or agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION

Date: October 3, 2013	By:	/s/ Enrique R. Ubarri
	Name:	Enrique R. Ubarri
	Title:	Executive Vice President and General Counsel